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                                                                   EXHIBIT 99.1

[ABC-NACO logo]                                                            NEWS
                                                          For Immediate Release

ABC-NACO Inc.
Suite 502
2001 Butterfield Road
Downers Grove, IL 60515

Tel. (630) 852-1300
Fax (630) 852-2144

                                                     Contact: James P. Singsank
                                                                   V.P. Finance
                                                                 (312) 322-4605


                       ABC-NACO MERGER APPROVED BY STOCKHOLDERS

                            $200 MILLION FINANCING CLOSED


     Chicago, IL February 22, 1999 . . . . At special meetings held on Friday,
February 19, 1999, the stockholders of ABC Rail Products Corporation (ABCR) and NACO, Inc. approved the merger of the two companies, creating one of the world's largest suppliers of technologically advanced products to the railroad industry.

     ABC Rail Products stockholders approved the issuance of 8.7 ABCR shares for each NACO share. On this basis, the former ABC Rail Products stockholders and the former NACO stockholders each now own about 50 percent of ABC-NACO. The company's Certificate of Incorporation was also amended to classify the board of directors and to change the company's name to ABC-NACO Inc. Joe Seher, ABC-NACO's Chief Executive Officer, said the merger officially became effective shortly after the stockholders' vote.

     Following the stockholders' meeting, the ABC-NACO board of directors, consisting of two management members and six outside members, took office. The members are Donald W. Grinter, Chairman of the Board, Joseph A. Seher, Chief Executive Officer, Richard A. Drexler, Daniel W. Duval, Jean-Pierre M. Ergas, James E. Martin, George W. Peck IV, and Willard H. Thompson.

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     Joe Seher also announced that ABC-NACO closed and funded a new $200 million bank credit facility. This new bank facility, which provides for borrowing capability in the United States, Canada and Mexico, was syndicated and arranged, and is led by Bank of America. The other participants are ABN AMRO Bank, BankBoston, The First National Bank of Chicago, Firstar Bank, Harris Trust and Savings Bank, LaSalle National Bank, The Northern Trust Company, PNC Bank and U.S. Bank. Joe Seher stated that ABC-NACO is fortunate to have ten outstanding banks involved in its new credit facility, greatly enhancing the company's capital structure and future financial flexibility. The initial proceeds were used to pay off ABC Rail Products and NACO's previous credit facilities as well as certain other obligations. The new credit facility will have $65 million available to fund future working capital requirements, capital expenditures and growth opportunities.


     ABC-NACO Inc. is the leader in the design, engineering and manufacture of high-performance freight rail car, locomotive and passenger rail suspension and coupler systems, wheels and mounted wheel sets, and specialty track products. ABC-NACO also supplies freight railroad and transit signaling systems and services as well as highly engineered valve bodies and components for industrial flow control systems worldwide.

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